Exhibit 10.1

June 3, 2008

David Jackson, M.D.

11683 Lady Anne Circle

Cape Coral, FL 33991

Dear David:

This letter sets forth the terms of your employment relationship with Adolor Corporation (the “Company”). Effective July 1, 2008 through June 30, 2009, your work commitment to the Company will be reduced to twenty (20) hours per week; your base salary will be reduced by 50% to an annual base salary of One Hundred Seventy Nine Thousand Three Hundred Dollars ($179,300.00) and your title will be Corporate Medical Advisor. Your compensation will continue to be subject to normal payroll withholding taxes in accordance with the Company’s customary practices. During your employment, your stock options will continue to vest in accordance with their respective vesting schedules and you will continue to be eligible to participate in the Company’s employee benefit programs for which you are eligible. You will be eligible for ten days of vacation. You will be an at-will employee of the Company. In addition, for 2008, the Company will pay the annual premium for that certain $600,000 term life insurance policy currently in effect with the Harleysville Life Insurance Company Policy #132331.

You will report to the Senior Vice President Research and Development and Chief Medical Officer. Your specific duties will be assigned by the Senior Vice President Research and Development and Chief Medical Officer The Company will continue to reimburse your reasonable airfare, hotel and expenses of a rental vehicle, grossed up for tax effect for times when you are required by your supervisor or your work schedule to be at the Company’s headquarters in Exton, Pennsylvania. For other times when you are required to travel on business, your reimbursement of travel expenses shall be in accordance with the Company’s policy on reimbursement for travel expenses.

As a result of your change in status, you will not be eligible for bonus payments under the Company’s Incentive Compensation Plan. You will not be eligible for any benefits under the Adolor Corporation Executive Severance Pay Program.

Effective July 1, 2008, you may engage in independent consulting for third parties that are not developing or commercializing products that are competitive with the Company’s products in development or commercialization. Such consulting shall not conflict with your ability to fulfill your duties to the Company. In addition, whether there is a conflict will be determined by the Company in its sole discretion.

This letter supercedes the employment letter dated May 1, 2007, between you and the Company which shall be of no further force and effect.

David, we look forward to continuing to work with you and to your contributions to the future success of Adolor.

Very truly yours,

/s/ M.R. Dougherty
Michael R. Dougherty
President and Chief Executive Officer

Accepted and Agreed

/s/ David Jackson	June 4, 2008
Signature	Date

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